EXHIBIT 5.2

CHAMBERLAIN, HRDLICKA, WHITE, WILLIAMS & AUGHTRY A PARTNERSHIP OF PROFESSIONAL CORPORATIONS Attorneys at Law
1200 SMITH STREET, SUITE 1400 HOUSTON, TEXAS 77002-4496 (713) 658-1818 (800) 342-5829 (713) 658-2553 (FAX) chwwm@chamberlainlaw.com	HOUSTON ATLANTA PHILADELPHIA SAN ANTONIO

July 26, 2012

Global Geophysical Services, Inc.
13927 South Gessner Road
Missouri City, Texas 77489

Re:	Registration Statement on Form S-4; Offer to Exchange $50,000,000 Aggregate Principal Amount of 10½% Senior Notes due 2017 for an Equal Principal Amount of 10½% Senior Notes due 2017

Ladies and Gentlemen:

We have acted as counsel to Global Geophysical Services, Inc., a Delaware corporation (the “Company”), and certain of the Company’s subsidiaries specifically identified on Exhibit A attached hereto (the “Guarantors”) in connection with the proposed issuance by the Company of up to $50,000,000 aggregate principal amount of 10½% Senior Notes due 2017 (the “Exchange Notes”) and guarantees thereof by the Guarantors (the “Exchange Guarantees”) in exchange for an equivalent amount of the Company's outstanding 10½% Senior Notes due 2017 (the “Existing Notes”) and guarantees thereof by the Guarantors.  The terms of the offer to exchange are described in the Registration Statement on Form S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) for the registration of the Exchange Notes under the Securities Act of 1933, as amended (the “Securities Act”).  The Existing Notes have been, and the Exchange Notes will be, issued pursuant that certain indenture dated as of March 28, 2012 (the “Indenture”), among the Company, the guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as trustee.

For the purposes of this opinion we use the following definition:

“Organizational Documents” means, with respect to a corporation, the certificate of formation (or a comparable document by any other name) and bylaws of such corporation; with respect to a limited partnership, the limited partnership agreement and certificate of limited partnership of such limited partnership; with respect to a general partnership, the partnership agreement; and with respect to a limited liability company, the certificate of formation (or a comparable document by any other name) and company agreement (or a comparable document by any other name) of such limited liability company.

We have examined originals or copies of the following documents (each a “Document” and collectively, the “Documents”): (i) the Organizational Documents of the Company and the Guarantors, as each may be amended to date and in effect on the date hereof, (ii) certain resolutions of the Board of Directors or Board of Managers of the Company and the Guarantors adopted by unanimous written consent dated March 23, 2012, relating to the authorization of the filing of the Registration Statement, (iii) the Indenture, (iv) the form of Exchange Notes, (v) the Exchange Guarantees, and (vi) such other documents and records as we have deemed necessary and relevant for purposes hereof. In addition, we have relied as to certain matters of fact relating to the opinions expressed below on certificates of officers of the Company and the Guarantors and certificates of public officials, and we have made such investigations of law as we have deemed necessary and relevant as a basis hereof.

In rendering the opinions expressed herein, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as conformed or photostatic copies, and the authenticity of the originals of such copies. For the purposes of the opinions hereinafter expressed, we have further assumed (i) the legal capacity of all natural persons executing the Documents; (ii) that there is no oral or written statement or agreement, course of performance, course of dealing or usage of trade that modifies, amends or varies any of the terms of the Documents; (iii) that as to factual matters, any certificate, representation or other document upon which we have relied and which was given or dated earlier than the date of this letter continues to remain accurate, insofar as relevant to the opinions contained herein, from such earlier date through and including the date hereof; (iv) that there has been no mutual mistake of fact, or misrepresentation, fraud or deceit in connection with the execution, delivery, performance under, or transactions contemplated by, the Documents; (v) each of the parties to the Documents and their agents have acted in good faith and that consummation of the transactions contemplated by the Documents has complied or will comply with any requirement of good faith, fair dealing and conscionability; (vi) due authorization, execution and delivery of the Documents by all parties thereto other than the Company and the Guarantors, and that each such document is valid, binding and enforceable against all parties thereto other than the Company and the Guarantors; (vii) that each of the parties to the Documents other than the Company and the Guarantors has the power and authority to execute and deliver the Documents to which it is party, and to perform its obligations thereunder; and (viii) that if any party to any Document seeks to enforce its rights thereunder, such enforcement shall occur only under circumstances which are consistent with applicable law and provisions of the relevant Document.

Based on the foregoing, having due regard for such legal considerations as we deem relevant, and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1.	The Company and each of the Guarantors is properly formed, validly existing and in good standing under the laws of its jurisdiction of formation.

2.
The Company and each of the Guarantors has the legal and organizational power and authority to execute and deliver each Document to which it is a party.  The Company and each of the Guarantors has properly taken all organizational action necessary to authorize the execution, delivery and performance of each Document to which it is a party.

3.	The Indenture has been duly authorized, executed and delivered by the Company and each of the Guarantors.

4.	The Exchange Notes have been duly and validly authorized for issuance by the Company.

5.	The Exchange Guarantees have been duly and validly authorized for issuance by each of the Guarantors.

The foregoing opinion is based on and is limited to the laws of the State of Texas, the United States, and the General Corporation Law of the State of Delaware, (including the statutory provisions, all applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting the foregoing), and we render no opinion with respect to the law of any other jurisdiction.  We express no opinion as to compliance with the securities (or “blue sky”) laws of any jurisdiction.

This opinion letter is furnished by the undersigned solely for the benefit of the named addressee, the successor, assigns or transferees, or Carter Ledyard & Milburn LLP and upon the understanding that we are not hereby assuming any professional liability to any other person whatsoever. This opinion is not to be quoted or otherwise referred to in any document or filed with any entity or person (including, without limitation, any governmental entity), or relied upon by any such entity or person, other than the named addressees, the successor, assigns or transferees, Carter Ledyard & Milburn LLP, or as provided below, without the written consent of this firm. Only the named addressee, the successor, assigns or transferees, or Carter Ledyard & Milburn LLP shall be entitled to rely hereon and only in connection with the Registration Statement. This opinion letter is limited to the matters expressly set forth herein and no opinion is implied or may be inferred beyond the matters expressly stated herein. The opinions in this letter are rendered as of the date of this letter, and we hereby undertake no, and disclaim any, obligation to advise you of any change in any matters set forth herein, or in any applicable law or facts upon which this opinion is based, or new developments, that may be brought to our attention subsequent to the date hereof.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.2 to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder or Item 509 of Regulation S-K.

Very truly yours,

/s/ CHAMBERLAIN, HRDLICKA, WHITE,
WILLIAMS & AUGHTRY

Exhibit A

Guarantors

Autoseis Development Company

Autoseis, Inc.

GGS International Holdings, Inc.

Global Eurasia, LLC

Global MicroSeismic Services, Inc.

Paisano Lease Co., Inc.